EXHIBIT 99.2  KleenAir Systems Press Release Dated April 30, 2002



KleenAir Completes Carbon Cloth Technologies Acquisition
April 30, 2002 08:31:00 AM ET


IRVINE, Calif.--(BUSINESS WIRE)--April 30, 2002--KleenAir Systems Inc. KAIR, announced that it has completed the acquisition of Carbon Cloth Technologies Inc.(CCT) a leading supplier of thermal management systems for the automotive exhaust industry.

Terms of the acquisition were a tax free exchange of shares with KleenAir acquiring all the outstanding stock of CCT for 833,000 KAIR common stock, representing a 5.4% dilution. It is expected that CCT will add close to $1 million in sales and $400,000 in gross margin to KleenAir's operating performance during 2002.

The CCT product is currently in use on several hundred buses operated by New York City Transit and is being tested on several Los Angeles Metropolitan Transit Authority buses. It is also being evaluated by a number of other transit authorities. In all these cases the CarbonGuard(TM) is being used to enhance the performance of and extend the operating life of particulate traps.

It is anticipated that KleenAir's unique computer controlled ammonia injection system for the reduction of Oxides of Nitrogen (NOx) can be easily retrofitted to such vehicles to eliminate the substantial amount of NOx generated. For every $1,000 of CarbonGuard(TM) sold, it is believed that KleenAir can generate $10,000 of NOxMaster(R) sales.

CCT initially developed thermal solution products for the motor sports industry. Many racing teams in Formula 1, CART, World Rally and NASCAR utilized these "state-of-the-art" thermal barrier systems to optimize engine performance in very extreme, heat intensive, racing conditions.

Ferrari, Ilmor Engineering, Mercedes-Benz, William F-1, Turbo Garrett, Penske Racing, and John Force Racing were instrumental in perfecting these systems. "We are very excited by the synergy and system development opportunities presented by this merger," said Beau Gooliak, president of CCT and now also director of marketing for KleenAir Systems. "By creating a total system for enhancing particulate and NOx reduction I believe we are making a giant step forward in the goal of improving public health through the reduction of pollution-causing automotive emissions."

Safe Harbor Act Disclaimer

The statements contained in this release and statements that the company may make orally in connection with this release are not historical fact and are forward-looking statements within the meaning of the private securities Litigation Reform Act of 1995. Actual results may differ materially from those forward-looking statements, as such statements involve risks and uncertainties that could significantly impact the company's business and the actual outcome and results may differ materially.

Contact Information:
KleenAir Systems Inc., Irvine
Lionel Simons, 949/955-3492


C 2002 BusinessWire